Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone 2003 Earnings Soar 46 Percent to a Record $17.6 Million—$1.30 Per Share

NASHUA, N.H., March 17, 2004—Specialty retailer Brookstone, Inc. (Nasdaq: BKST), propelled by strong customer demand for its unique products, today reported that 2003 earnings soared 46.3 percent to a record net income of $17.6 million, or $1.30 per diluted share.

The results of the 52-week period ended January 31, 2004, cap a year of strong performance for Brookstone. Highlights for the Company in 2003 include:

■	Record total sales of $434.2 million, an increase of 15.5 percent over 2002;

■	Same-store sales increase of 11.2 percent, including a 12.6 percent same-store sales increase in Holiday 2003, which came on top of a 7.8 percent increase during Holiday 2002;

■	Record Direct Marketing yearly total sales of $75.7 million, an increase of 15.3 percent over 2002;

For the 13-week fourth quarter ended January 31, 2004, Brookstone reported a net income of $32.1 million, or $2.33 per diluted share, an increase of 17.1 percent over the $27.4 million, or $2.12 per diluted share the Company earned in the fourth quarter of 2002. Same-store sales for the comparable 13-week period climbed 12.6 percent, while total sales for the fourth quarter rose 18.3 percent, based on strong customer demand for the Company’s unique line of products.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said the Company prospered in 2003 by offering unique products that differentiated Brookstone from the competition, and avoiding the downward spiral of price discounts that affected other retailers, particularly around the Holidays. Mr. Anthony also credited an aggressive marketing strategy that leveraged all three Brookstone sales channels and the national rollout of the Company’s award-winning new store design.

“Throughout 2003, we brought to market an array of high quality, functional and unique products that our customers found relevant to their lives,” Mr. Anthony said. “Placed front and center, our products set us apart from other retailers and delivered the healthy margins that contributed significantly to our record performance.”

Mr. Anthony continued: “In 2003, we leveraged our synergistic multi-channel model by doubling the circulation of the Brookstone catalog around the Holidays and generating incremental revenue to our catalog, Internet and retail store divisions.”

Mr. Anthony added: “Our retail stores also turned in a strong performance by recording an 11.2 percent same-store sales increase. In 2003, we opened 17 Brookstone stores, including eight airports, and remodeled 13 stores, all in the new store prototype, and opened one Gardeners Eden store. The new store design proved especially successful, as the remodeled stores delivered same store sales increases that were significantly above the chain as a whole. Our Gardeners Eden retail stores also performed well, recording a double-digit same-store sales increase.”

Looking forward to fiscal year 2004, Mr. Anthony said: “We anticipate that in 2004 we will continue our record of solid top-and bottom-line increases. We believe that our earnings for the year will be in the range of between $1.53 and $1.58 per diluted share. This is based on opening 15-20 new stores, mid single-digit same-store sales increases and an increased circulation of the Brookstone catalog.”

Mr. Anthony concluded: “For the first quarter of 2004, we anticipate we will narrow our loss to a range of between $0.40 to $0.45 per diluted share, compared to a loss of $0.50 per diluted share in 2003. For the first quarter of 2004, we expect same-store sales to increase in the high single digits.”

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

Brookstone, Inc. is a specialty retailer that operates 270 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Income

($ in thousands)

	(Unaudited) Thirteen weeks ended		Fifty-two weeks ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Net sales	$219,085	$185,171	$434,173	$375,878
Cost of sales	108,410	95,164	260,420	235,039

Gross profit	110,675	90,007	173,753	140,839

Selling, general and administrative expenses	58,159	45,449	144,353	120,858
Gain on curtailment of retiree medical plan	—	—	—	(642)

Income from operations	52,516	44,558	29,400	20,623

Interest expense, net	248	303	857	1,268

Income before taxes	52,268	44,255	28,543	19,355

Income tax provision	20,125	16,817	10,991	7,355

Net income	$32,143	$27,438	$17,552	$12,000

Basic income per share:

Net income	$2.42	$2.15	$1.35	$0.94

Diluted income per share:

Net income	$2.33	$2.12	$1.30	$0.93

Brookstone, Inc.

Consolidated Balance Sheet

($ in thousands)

	January 31, 2004	February 1, 2003
Assets
Current Assets:
Cash and cash equivalents	$69,738	$54,144
Receivables, net	7,476	6,079
Merchandise inventories	66,876	58,987
Deferred income taxes, net	4,799	4,161
Other current assets	6,217	5,280

Total current assets	155,106	128,651

Deferred income taxes, net	4,738	5,854
Property and equipment, net	53,970	39,720
Intangible assets, net	4,123	4,413
Other assets	2,390	1,954

Total assets	$220,327	$180,592

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,759	$10,720
Other current liabilities	41,827	33,197

Total current liabilities	57,586	43,917

Other long term liabilities	15,676	13,809
Long term obligation under capital lease	1,941	2,110

Commitments and Contingencies
Total shareholders’ equity	145,124	120,756

Total liabilities and shareholders’ equity	$220,327	$180,592

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